Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-200365

Prospectus Addendum to
the Prospectus dated November 19, 2014

Morgan Stanley

GLOBAL MEDIUM-TERM NOTES, SERIES D AND E
GLOBAL UNITS, SERIES D AND E

Morgan Stanley & Co. International plc will, and other affiliates of Morgan Stanley may, use this prospectus addendum and the accompanying prospectus dated November 19, 2014 in connection with market-making transactions of notes or units that were originally issued under a similar prospectus with a date earlier than November 19, 2014. We refer below to such earlier prospectus as the “earlier prospectus”.

When this prospectus addendum and the accompanying prospectus dated November 19, 2014 are used in connection with a market-making transaction, you should note that the accompanying prospectus dated November 19, 2014 supersedes the earlier prospectus. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes or units, please note that all references in it to the earlier prospectus should instead refer to the accompanying prospectus dated November 19, 2014.

You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes or units, together with the accompanying prospectus dated November 19, 2014.

The offered notes or units are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 19, 2014